            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

The Board of Trustees
Oppenheimer AMT-Free New York Municipals:

We consent to the use in this Registration Statement of Oppenheimer AMT-Free New
York Municipals of our report dated October 21, 2004, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the
Prospectus, which is also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional
Information.

                              KPMG LLP

Denver, Colorado
November 23, 2004